Exhibit 99.1

Professional Diversity Network, Inc. Announces Third Quarter 2013 Earnings Results

CHICAGO – November 14, 2013 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (NASDAQ:IPDN) (the “Company”), a developer and operator of online networks that provide access to employment opportunities for diverse professionals in the United States, announced today its quarterly financial results for its fiscal third quarter ended September 30, 2013.

Highlights include:

•	Direct sales force bookings increased by 152% in third quarter of 2013 versus the second quarter of 2013;

•	An additional 122,000 users were registered in the third quarter of 2013, up from 90,000 registered in the second quarter of 2013;

•	Operating loss in the third quarter of 2013 versus the second quarter of 2013 was narrowed by 17%, excluding a non-recurring expense accrual of $100,000 associated with the Careerimp acquisition;

•	Maintained a liquid balance sheet to execute the planned acquisition strategy and continued investment in our direct sales force; and

•
Diversity recruitment services were enhanced with the acquisition of Personnel Strategies, Inc., the new alliance with National Black MBA Association, and additional offerings with the ERICA product related to new OFCCP regulations.

Third Quarter 2013 Results

For the fiscal third quarter of 2013 (F3Q13), the Company reported Total Revenues of $979,289, a 42.7% decrease from the same period one year prior, attributable primarily to the previously announced conclusion of the Company's contract with Monster Worldwide, Inc. Total Operating Expenditures during F3Q13 increased by 31.8% compared to the same period one year prior, from $1,091,368 to $1,438,704.

The Company reported a Net Loss and a Comprehensive Loss for F3Q13 of $271,500 and $267,642 respectively, as compared to Net Income and Comprehensive Income of $577,589 and $583,914 in the same period one-year prior, primarily attributable to the change in the business model that went into effect the first of the year.

Comprehensive Net Loss per Share for the period ending F3Q13 was $0.04/share, compared to a Comprehensive Net Income one-year prior in F3Q12 of $0.17/share.

Total Stockholder's Equity at September 30, 2013 or the end of F3Q13, was $21,060,297, a reduction of $267,642 or 1. 3% lower than the $21,327,939 reported in the prior sequential fiscal quarter ended June 30, 2013.

Income from operations during F3Q13, was a loss of $459,415 as compared to a profit of $616,564 in the same period one-year prior, representing a 174% reduction.

As of September 30, 2013 the Company had $19,807,906 in cash, which represents a $331,787, or 1. 7%, reduction from the prior quarter ended June 30, 2013, due to the funding of continuing operations and the purchase of Personnel Strategies, Inc. during the quarter.  Accounts Receivable as of F3Q13 was $594,149, 32. 9% more than the $477,086 which the Company reported at the end of F2Q13. This increase was due to the increased booked revenues, while prepaid expenses decreased from $173,810 to $143,452 or 17.5% primarily due to a reduction of prepaid directors and officers liability insurance. Total Assets for the period were $22,204,714, a reduction of $269,380 or 1. 2% from the $22,474,094 that the Company reported during F2Q13, ended June 30, 2013, attributable to a decrease in cash used to fund operations for the quarter and complete an acquisition.

"We are pleased with the results from the quarter and are happy to announce some important highlights that we will discuss on the forthcoming conference call," said Professional Diversity Network's CEO James Kirsch. Mr. Kirsch continued, "First, we are beginning to realize early returns on our ongoing investment into our direct sales effort as our booked sales revenue increased 152% in the third quarter over the second quarter of 2013. Second, excluding a $100,000 non-recurring expense associated with the Careerimp acquisition, we narrowed our operating loss this quarter from last quarter by about 17% as we continue to streamline our operating model. And finally, we enhanced our offering of diversity recruitment services.”

The Company will host a conference call at 4:30 pm Eastern Time today to discuss the financial results. Please call (877) 407-9205 (US toll free) or (201) 689-8054 (International) to participate in the call. A replay of this conference call will also be available following the call at http://investor.prodivnet.com.

About Professional Diversity Network, Inc.

The Professional Diversity Network platform provides employers that value diversity with access to diverse talent to meet their hiring needs. Professional Diversity Network owns and operates professional networking communities including: iHispano.com for Hispanic professionals, AMightyRiver.com for African-American professionals, WomensCareerChannel.com for professional women, Military2Career.com for Veterans, ProAble.net for professionals with disabilities, OutProNet.com for professionals in the LGBT community, and AsianCareerNetwork.com for Asian-American professionals. For more information, visit www.prodivnet.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 concerning Professional Diversity Network, certain non-financial metrics, such as strategic acquisitions, earnings and cash flow projections, direct sales force development and Professional Diversity Network’s business strategies.. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Professional Diversity Network, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements can generally be identified by words such as "may" "anticipate," "believe," "plan," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "possible," "potential," "predict," "project" or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Professional Diversity Network's control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include Professional Diversity Network's ability to maintain its business relationships with its key customers; unanticipated changes and competition in the online recruitment market; unanticipated downturns in the economy; Professional Diversity Network's ability to generate recruitment revenue through direct sales, unexpected technical or marketing difficulties; unexpected claims, charges or litigation; and new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Professional Diversity Network's business described in its Annual Report on Form 10-K. The forward-looking statements in this press release speak only as of the date they were made. Professional Diversity Network does not assume any obligation to update these forward-looking statements.

CONTACT: Professional Diversity Network, Inc.
         David Mecklenburger, CFO
         312-614-0944
         dmecklenburger@prodivnet.com

         Media Relations
         Rachelle Pachtman
         Pachtman Communications
         212-996-1715/646-287-2952
         rachelle@pachtman.com

         Capital Markets Advisor
         Merriman Capital, Inc.
         Douglas Rogers, Managing Director
         Head of Capital Markets Advisory Group
         415-248-5612
         drogers@merrimanco.com